AMENDMENT TO $_______ 10% PARTICIPATING NOTE
DATED __________, 20__

WHEREAS, on _______, 20___ Buzz Kill, Inc., a New York corporation (the “Obligor”), issued a 10% Participating Note (the “Note”) due _______, 20___ (the “Original Maturity Date”) in the principal amount of $_______ in favor of ___________ (the “Payee”); and

WHEREAS, the Obligor and the Payee wish to amend the terms of the Note, to extend the Original Maturity Date by _____ years and to provide for the accrual of interest on the outstanding principal amount of the Note during such extension.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Obligor and the Payee hereby agree that: (i) the unpaid principal balance of the Note shall be due and payable on _______, 20___ (the “New Maturity Date”), and (ii) interest shall accrue on the unpaid principal balance of the Note at an annual rate of 10%, compounded monthly, from the Original Maturity Date until the New Maturity Date, and shall be paid in full on the New Maturity Date.  All other terms and conditions of the Note remain unchanged.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Obligor and acknowledged by the Payee as of the ____ day of _______ 2010.

BUZZ KILL, INC.

By:
Name:	Thomas H. Hanna, Jr.
Title:	Chairman and Chief Executive Officer

Holder